                                                                       EXHIBIT 5


                      CHAMPION INTERNATIONAL CORPORATION
                              ONE CHAMPION PLAZA
                              STAMFORD, CT  06921



                                               January 17, 1997



Champion International Corporation
One Champion Plaza
Stamford, Connecticut  06921

Gentlemen:

     As Vice President and Secretary of Champion International Corporation (the "Company"), I am familiar with the Company's Registration Statement on Form S-3 (the "Registration Statement") being filed today with the Securities and Exchange Commission. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the "Act"), of $600,000,000 aggregate principal amount of the Company's debt securities (the "Debt Securities"), including $200,000,000 aggregate principal amount of the Company's debt securities previously registered under Registration Statement No. 33-62819. The Debt Securities are to be issued pursuant to an Indenture, dated as of May 1, 1992, entered into between the Company and The Chase Manhattan Bank (formerly known as Chemical Bank), as trustee (the "Indenture").

     I am a member of the Bar of the State of New York and express no opinion as to the laws, including without limitation laws relating to choice of law, of any jurisdiction other than the Federal laws of the United States of America and the laws of the State of New York.

     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

     I have examined (i) the Registration Statement; (ii) the Indenture; (iii) certain forms of the Debt Securities; (iv) the Certificate of Incorporation, as amended, of the Company; (v) the By-Laws, as amended, of the Company; and (vi) the resolutions adopted by the Board of Directors of the Company relating to the issuance of the Debt Securities, authorizing a committee of the Board of Directors or certain officers of the Company to determine the final terms of the Debt Securities and approving the Indenture. I have also

January 17, 1997
Page 2


examined originals or photocopies or certified copies of such corporate records of the Company and its subsidiaries and such other agreements, instruments, certificates and representations of public officials, officers and representatives of the Company and its subsidiaries, as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

     In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified copies or photocopies. In making my examination of documents executed by parties other than the Company, I have assumed that such parties had the power, corporate and otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate and otherwise, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to questions of fact material to the opinions expressed herein which were not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of the Company.

     In rendering such opinions, I also have assumed that (i) prior to the offering and sale of Debt Securities, the committee of the Board of Directors, or one of the officers of the Company, duly authorized by the Board of Directors will determine by proper corporate action the terms of the Debt Securities and the prices at which the Debt Securities are to be issued and sold pursuant to the terms of the Indenture, (ii) at the time of the offering and sale of Debt Securities, the Registration Statement will be effective and all necessary authorizations, approvals and licenses under the "Blue Sky" and securities laws of the various states will be in effect, and (iii) the denomination of Debt Securities in a currency other than United States dollars will not contravene the exchange control laws of the jurisdiction the currency of which the Debt Securities are denominated.

     Based upon and subject to the foregoing and having regard for legal considerations I deem relevant, I am of the opinion that:

     1. The Indenture has been duly authorized, executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally, (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), (c) requirements that a claim with respect to any Debt Securities denominated other than in United States dollars (or a foreign

January 17, 1997
Page 3


currency or foreign currency unit judgment in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law, and (d) governmental authority to limit, delay or prohibit the making of payments in foreign currency or foreign currency units or payments outside the United States.

     2. The Debt Securities, when duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and paid for by the purchasers thereof, will be valid and binding obligations of the Company entitled to the benefit of the Indenture and enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally, (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), (c) requirements that a claim with respect to any Debt Securities denominated other than in United States dollars (or a foreign currency or foreign currency unit judgment in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law, and
(d) governmental authority to limit, delay or prohibit the making of payments in foreign currency or foreign currency units or payments outside the United States.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Validity of Debt Securities" in the Prospectus included in the Registration Statement. In giving such consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                               Very truly yours,



                               /s/Lawrence A. Fox
                               Vice President and Secretary


LAF:col